Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications 212-697-1111	For Immediate Release

L-3 Announces First Quarter 2012 Results

•	Diluted earnings per share of $2.01, an increase of 9% compared to the 2011 first quarter

•	Net sales of $3.6 billion

•	Net cash from operating activities of $137 million

•	Funded orders increased 22% to $4.1 billion; funded backlog of $11.4 billion

•	Increased financial guidance for 2012

NEW YORK, April 26, 2012 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.01 for the quarter ended March 30, 2012 (2012 first quarter), compared to $1.85 for the quarter ended April 1, 2011 (2011 first quarter). Net sales of $3.6 billion decreased 0.4% compared to the 2011 first quarter.

“Overall, given the challenging environment, we had a very solid first quarter, underscored by strong orders, sales and EPS,” said Michael T. Strianese, chairman, president and chief executive officer. “Orders grew 22% compared to last year, driven by several international new business wins and earlier than expected orders for several of our DoD and international contracts, resulting in a book-to-bill ratio of 1.14x. We ended the quarter with funded backlog of $11.4 billion.”

“Looking forward, our focus is on strengthening the company by continuing our outstanding program performance and further improving operational efficiencies, while investing in R&D to provide affordable solutions that address customer priorities. With our filing of the Engility initial registration statement, the spin-off of those businesses should occur around mid-year, and we continue to believe that this will unlock opportunity and value for both companies. During the quarter, we completed our acquisition of Kollmorgen Electro-Optical (KEO), which was recently awarded a key contract to supply photonic masts for U.S. Navy submarines. We also continue to focus on adding new capabilities that expand our product lines and customer base, as demonstrated by our agreement to acquire Thales Training & Simulation Ltd, a leading manufacturer of flight simulation systems for the civil aviation market.”

Key wins for the quarter included a competitive win to perform on the U.S. Navy’s Service Life Extension Program for the Landing Craft Air Cushion, and contracts to: (1) design and modify the interior of a head-of-state aircraft, (2) supply two modified commercial aircraft for military use to an international customer, (3) manufacture cabin assemblies for Boeing’s CH-47 helicopter, (4) supply force protection equipment to an international customer, and (5) supply night vision devices to the U.S. Special Operations Command.

Mr. Strianese continued, “We remain committed to deploying capital and free cash flow to enhance shareholder value. During the quarter, we repurchased $138 million of our common stock and paid dividends of $49 million, and our board of directors increased L-3’s quarterly cash dividend by 11% to $0.50 per share. This dividend increase marks our eighth consecutive annual increase and demonstrates our confidence in L-3’s business strategy and outlook.”

L-3 Announces Results for the 2012 First Quarter	Page 2

Consolidated Results

	First Quarter Ended
(in millions, except per share data)	March 30, 2012	April 1, 2011	Increase/ (decrease)
Net sales	$3,588	$3,601	(0.4)%
Operating income	$357	$390	(8)%
Engility spin-off transaction expenses	$6	$—	nm

Segment operating income	$363	$390	(7)%

Operating margin	10.0%	10.8%	(80	) bpts
Segment operating margin	10.1%	10.8%	(70	) bpts
Net interest expense and other income	48	79	(39)%
Effective income tax rate	34.3%	33.4%	90	bpts
Net income attributable to L-3	$201	$204	(1)%
Diluted weighted average common shares outstanding	100.2	109.5	(8)%
Diluted EPS	$2.01	$1.85	9%

nm – not meaningful

First Quarter Results of Operations: For the 2012 first quarter, consolidated net sales of $3.6 billion were 0.4% lower than the 2011 first quarter. Sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Aircraft Modernization and Maintenance (AM&M) segments was offset by lower sales from the Government Services segment. Acquired businesses(1), which are all included in the Electronic Systems segment, added $24 million to net sales in the 2012 first quarter. Net sales to commercial customers grew 13% to $387 million for the 2012 first quarter compared to $344 million for the 2011 first quarter.

Operating income for the 2012 first quarter decreased by $33 million compared to the 2011 first quarter. Operating income as a percentage of sales (operating margin) decreased by 80 basis points to 10.0% for the 2012 first quarter compared to 10.8% for the 2011 first quarter.

Segment operating income for the 2012 first quarter decreased by $27 million compared to the 2011 first quarter. Segment operating margin decreased by 70 basis points to 10.1% for the 2012 first quarter compared to 10.8% for the 2011 first quarter, primarily due to lower operating margins in the C3ISR and Electronic Systems segments compared to the 2011 first quarter. Higher pension expense of $6 million in the 2012 first quarter reduced segment operating margin by 20 basis points. See segment results below for additional discussion of sales and operating margin.

Net interest expense and other income decreased by $31 million for the 2012 first quarter compared to the same period last year. The 2011 first quarter includes an $18 million debt retirement charge ($11 million after income tax, or $0.10 per diluted share). The remaining decrease was primarily due to lower interest rates on outstanding debt.

The effective tax rate for the 2012 first quarter increased by 90 basis points compared to the same period last year, primarily due to the expiration of the U.S. Federal research and experimentation tax credit on December 31, 2011.

Net income attributable to L-3 in the 2012 first quarter decreased 1% to $201 million compared to the 2011 first quarter, and diluted EPS increased 9% to $2.01 from $1.85. Diluted weighted average common shares outstanding for the 2012 first quarter declined by 8% compared to the 2011 first quarter due to repurchases of L-3 common stock.

(1)

Net sales from acquired businesses are comprised of (i) net sales from business acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2012 First Quarter	Page 3

The Engility businesses, which are included in the Government Services segment, had net sales of $427 million and operating margin (excluding $6 million of transaction expenses for the spin-off) of 7.9% for the 2012 first quarter, compared to net sales of $542 million and operating margin of 8.7% for the 2011 first quarter. Excluding the Engility businesses, consolidated net sales would have increased by 3% to $3,161 million for the 2012 first quarter from $3,059 million for the 2011 first quarter and segment operating margin would have decreased by 80 basis points to 10.4% for the 2012 first quarter from 11.2% for the 2011 first quarter.

Orders: Funded orders for the 2012 first quarter increased 22% to $4.1 billion compared to $3.4 billion for the 2011 first quarter. Funded backlog was $11.4 billion at March 30, 2012, compared to $10.7 billion at December 31, 2011.

Cash flow: Net cash from operating activities was $137 million for the 2012 first quarter, a decrease of $83 million, compared to $220 million for the 2011 first quarter. The decrease in net cash from operating activities was primarily due to a decline in operating income and an increase in working capital partially offset by lower interest and income tax payments. Capital expenditures, net of dispositions of property, plant and equipment, were $27 million for the 2012 first quarter, compared to $34 million for the 2011 first quarter.

Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the 2012 first quarter compared to the 2011 first quarter.

	First Quarter Ended
($ in millions)	March 30, 2012	April 1, 2011
Net cash from operating activities	$137	$220
Less: Capital expenditures, net of dispositions	(27)	(34)

Free cash flow(1)	$110	$186

Dividends paid	$49	$49
Common stock repurchases	138	205

Cash returned to shareholders	$187	$254

Percent of free cash flow returned to shareholders	170%	137%

(1)

Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Reportable Segment Results

Effective January 1, 2012, the company re-aligned a business unit’s management and organizational structure, and made related reclassifications between its C3ISR and Electronic Systems segments, which are included in this earnings release. Tables E and F (Unaudited Supplemental Segment Data) attached to this earnings release present: (1) the previous segment data presentation for the year ended December 31, 2011, and the quarterly periods ended April 1, July 1, September 30 and December 31, 2011, (2) reclassifications for these periods between the respective segments, and (3) the revised segment data presentation for these periods.

C3 ISR

	First Quarter Ended
($ in millions)	March 30, 2012	April 1, 2011	Increase/ (decrease)
Net sales	$886.1	$766.3	$119.8
Operating income	93.5	92.4	1.1
Operating margin	10.6%	12.1%	(150	) bpts

C3ISR net sales for the 2012 first quarter increased by $120 million, or 16%, compared to the 2011 first quarter. This increase was primarily due to increased demand from the U.S. Department of Defense (DoD) for networked communication systems for manned and unmanned platforms, airborne ISR logistics support and fleet management services, and increased volume on airborne ISR systems for foreign military customers.

L-3 Announces Results for the 2012 First Quarter	Page 4

C3ISR operating income for the 2012 first quarter increased by $1 million, or 1%, compared to the 2011 first quarter. Operating margin decreased by 100 basis points due primarily to the timing of award fees, changes in contract estimates and sales mix. A $4 million increase in pension expense reduced operating margin by 50 basis points.

Government Services

	First Quarter Ended
($ in millions)	March 30, 2012	April 1, 2011	Decrease
Net sales	$775.1	$946.8	$(171.7)
Operating income	52.8	71.0	(18.2)
Operating margin	6.8%	7.5%	(70	) bpts

Government Services net sales for the 2012 first quarter decreased by $172 million, or 18%, compared to the 2011 first quarter. Less demand for linguist, law enforcement and intelligence support services for the U.S. and coalition forces due to the drawdown of U.S. military forces in Iraq lowered sales by $79 million. Contract losses in 2011, primarily for staff support services for the U.S. Army and information technology (IT) support services for select non-DoD U.S. Government agencies lowered sales by $61 million. Lower volumes due primarily to completed contracts for safety and security systems lowered sales by $21 million. Also, less demand for U.S. Special Operations Command IT support services, due to our previous single-award contract converting to several multiple-award contracts, which increased the number of competitors and reduced our work share, lowered sales by $27 million. These sales decreases were partially offset by $16 million in sales for a U.S. Army training contract competitively won in 2011.

Government Services operating income for the 2012 first quarter decreased by $18 million, or 26%, compared to the 2011 first quarter. Operating margin decreased by 70 basis points primarily due to lower contract profit rates on re-competitions of existing business due to competitive price pressures and lower sales volume.

AM&M

	First Quarter Ended
($ in millions)	March 30, 2012	April 1, 2011	Increase/ (decrease)
Net sales	$614.0	$592.9	$21.1
Operating income	63.1	66.0	(2.9)
Operating margin	10.3%	11.1%	(80	) bpts

AM&M net sales for the 2012 first quarter increased by $21 million, or 4%, compared to the 2011 first quarter. The increase was primarily due to $38 million of higher sales for Contractor Logistics Support (CLS) services for a U.S. Army rotary wing aircraft contract that was competitively won in September of 2011 and increased activity for U.S. Army C-12 aircraft maintenance, and $9 million for a head-of-state aircraft interior modification contract. These increases were partially offset primarily by lower Joint Cargo Aircraft (JCA) volume and lower aircraft modernization sales for special mission aircraft due to a contract nearing completion.

AM&M operating income for the 2012 first quarter decreased by $3 million, or 4%, compared to the 2011 first quarter. Operating margin decreased by 80 basis points. The decrease in operating margin was due to a $6 million, or 80 basis point, non-recurring net favorable adjustment in the 2011 first quarter, which was comprised of a favorable price adjustment for an international modification contract and startup costs for the U.S. Army C-12 aircraft maintenance contract. A $2 million increase in pension expense reduced operating margin by 30 basis points. These decreases were partially offset by the decline in lower margin JCA sales, which increased operating margin by 30 basis points.

L-3 Announces Results for the 2012 First Quarter	Page 5

Electronic Systems

	First Quarter Ended
($ in millions)	March 30, 2012	April 1, 2011	Increase/ (decrease)
Net sales	$1,312.6	$1,295.4	$17.2
Operating income	153.5	160.2	(6.7)
Operating margin	11.7%	12.4%	(70	) bpts

Electronic Systems net sales for the 2012 first quarter increased by $17 million, or 1%, compared to the 2011 first quarter, reflecting growth for: (1) Sensor Systems of $65 million, including $26 million for the KEO acquisition and $39 million primarily for airborne EO/IR turrets to the U.S. Army and U.S. Air Force (USAF), (2) microwave products of $10 million, including more deliveries of power devices for satellite communication systems of $23 million due to higher manufacturing yields, partially offset by lower USAF demand primarily for satellite communication systems of $13 million, and (3) marine and power systems of $1 million due to $14 million for commercial shipbuilding products and $9 million primarily for power and control systems to the U.S. Navy, partially offset by lower demand from the U.S. Army for tactical quiet generators of $22 million. These increases were partially offset by lower sales for: (1) warrior systems of $31 million, including $16 million for image intensification tubes and $15 million for night vision and illumination products due to reduced U.S. Army requirements, (2) precision engagement of $14 million primarily due to contracts nearing completion for ordnance products, and (3) simulation & training of $14 million primarily due to contracts nearing completion for F-16 programs partially offset by higher sales on the USAF C-17 training system.

Electronic Systems operating income for the 2012 first quarter decreased by $7 million, or 4%, compared to the 2011 first quarter. Operating margin decreased by 70 basis points. Unfavorable contract performance adjustments, primarily for combat propulsion, simulation & training, and power & control systems, reduced operating margin by 190 basis points. These decreases were partially offset by 60 basis points for higher sales volume primarily for EO/IR products and 60 basis points as a result of an $8 million loss for a contract termination by a foreign ministry of defense in the first quarter of 2011 that did not recur.

L-3 Announces Results for the 2012 First Quarter	Page 6

Financial Guidance

Based on information known as of today, the company has revised its consolidated and segment financial guidance for the year ending December 31, 2012, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7, and the company undertakes no duty to update its guidance.

Consolidated 2012 Financial Guidance

($ in millions, except per share data)

	Current	Prior (Jan. 31, 2012)
Net sales	$14,550 to $14,750	$14,400 to $14,600
Operating margin	10.1%	10.1%
Net interest expense and other income	$197	$197
Effective tax rate	34.8%	34.8%
Diluted EPS	$8.45 to $ 8.60	$8.35 to $ 8.55

Net cash from operating activities	$1,380	$1,370
Less: Capital expenditures, net of dispositions of property, plant and equipment	200	200

Free cash flow	$1,180	$1,170

Segment 2012 Financial Guidance

($ in millions)

	Current	Prior (Jan. 31, 2012)
Net Sales:
C3ISR	$3,500 to $3,600	$3,600 to $3,700
Government Services	$2,900 to $3,000	$2,900 to $3,000
AM&M	$2,400 to $2,500	$2,400 to $2,500
Electronic Systems	$5,650 to $5,750	$5,400 to $5,500

Operating Margins:
C3ISR	10.6% to 10.8%	10.6% to 10.8%
Government Services	6.9% to 7.1%	6.9% to 7.1%
AM&M	8.5% to 8.7%	8.5% to 8.7%
Electronic Systems	12.0% to 12.2%	12.0% to 12.2%

The 2012 guidance continues to include the estimated results of the Engility businesses for the full year and excludes $15 million of estimated spin-off transaction expenses. L-3 expects to complete the spin-off of the Engility businesses around the middle of 2012. The 2012 guidance does not include the acquisition of the Thales Training & Simulation Ltd business, which the company entered into an agreement to acquire on April 7, 2012 and is expected to close in the summer of 2012. Additionally, the U.S. Federal research and experimentation credit which expired on December 31, 2011, is not included in the effective tax rate for the 2012 guidance, increasing the tax rate by 80 basis points and decreasing diluted EPS by $0.10.

The update of the company’s 2012 consolidated financial guidance, compared to the previous guidance provided on January 31, 2012, is primarily due to the items listed below:

•

The acquisition of the KEO business on February 6, 2012, which is expected to add approximately $150 million to the consolidated and Electronic Systems segment sales guidance ranges and approximately $0.08 to the midpoint of diluted EPS guidance.

•

The re-alignment of the TRL business, effective January 1, 2012, from the C3ISR segment to the Electronic Systems segment, which increases sales guidance by approximately $100 million for the Electronic Systems segment and reduces sales guidance by the same amount for the C3ISR segment.

Additional financial information regarding the 2012 first quarter results and the 2012 updated financial guidance, including the Engility businesses, is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2012 First Quarter	Page 7

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, April 26, 2012 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

11:00 a.m. EDT

10:00 a.m. CDT

  9:00 a.m. MDT

  8:00 a.m. PDT

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 34350680), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 61,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2011 sales of $15.2 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this release, including information regarding the company’s 2012 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: timing and completion of the planned spin-off of a new, independent, publicly traded government services company; our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, including but not limited to the planned spin-off of a part of our Government Services segment, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our

L-3 Announces Results for the 2012 First Quarter	Page 8

ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of these and other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2011, and any material updates to these factors contained in any of our future filings.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

Table A

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	First Quarter Ended(a)
	March 30, 2012	April 1, 2011
Net sales	$3,588	$3,601

Cost of sales	3,225	3,211

Engility spin-off transaction expenses	6	—

Operating income	357	390

Interest and other income, net	4	2
Interest expense	52	63
Debt retirement charge	—	18

Income before income taxes	309	311
Provision for income taxes	106	104

Net income	$203	$207
Less: Net income attributable to noncontrolling interests	2	3

Net income attributable to L-3	$201	$204
Less: Net income allocable to participating securities	—	1

Net income allocable to L-3 Holdings’ common shareholders	$201	$203

Earnings per share allocable to L-3 Holdings’ common shareholders:
Basic	$2.03	$1.87

Diluted	$2.01	$1.85

L-3 Holdings’ weighted average common shares outstanding:
Basic	99.0	108.5

Diluted	100.2	109.5

(a)

It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on Dec. 31 regardless of what day it falls on.

Table B

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(in millions)

	First Quarter Ended(a)
	March 30, 2012	April 1, 2011
Segment Operating Data

Net Sales:
C3ISR	$886.1	$766.3
Government Services	775.1	946.8
AM&M	614.0	592.9
Electronic Systems	1,312.6	1,295.4

Total	$3,587.8	$3,601.4

Operating income:
C3ISR	$93.5	$92.4
Government Services	52.8	71.0
AM&M	63.1	66.0
Electronic Systems	153.5	160.2

Total	$362.9	$389.6

Operating margin:
C3ISR	10.6%	12.1%
Government Services	6.8%	7.5%
AM&M	10.3%	11.1%
Electronic Systems	11.7%	12.4%
Total	10.1%	10.8%
Depreciation and amortization:
C3ISR	$11.5	$10.9
Government Services	6.7	8.3
AM&M	4.8	4.3
Electronic Systems	36.2	36.1

Total	$59.2	$59.6

Funded order data:
C3ISR	$753	$773
Government Services	865	841
AM&M	1,003	618
Electronic Systems	1,474	1,129

Total	$4,095	$3,361

	March 30, 2012	Dec. 31, 2011
Period end data
Funded backlog	$11,375	$10,695

(a)

During the 2012 first quarter, the company re-aligned a business unit’s management and organizational structure, and accordingly has made related reclassifications between its C3ISR and Electronic Systems segments. See Table F for the previous 2011 first quarter presentation, reclassifications for this period between the respective segments, and the revised segment data presentation.

Table C

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

BALANCE SHEETS

(in millions)

	March 30, 2012	Dec. 31, 2011
ASSETS

Cash and cash equivalents	$493	$764
Billed receivables, net	1,268	1,240
Contracts in process	2,778	2,629
Inventories	408	317
Deferred income taxes	98	99
Other current assets	192	195

Total current assets	5,237	5,244

Property, plant and equipment, net	948	934
Goodwill	8,859	8,697
Identifiable intangible assets	428	410
Deferred debt issue costs	37	33
Other assets	190	179

Total assets	$15,699	$15,497

LIABILITIES AND EQUITY

Accounts payable, trade	$550	$432
Accrued employment costs	636	631
Accrued expenses	520	616
Advance payments and billings in excess of costs incurred	594	564
Income taxes	71	40
Other current liabilities	397	407

Total current liabilities	2,768	2,690

Pension and postretirement benefits	1,113	1,137
Deferred income taxes	411	385
Other liabilities	441	436
Long-term debt	4,126	4,125

Total liabilities	8,859	8,773

Shareholders’ equity	6,752	6,635
Noncontrolling interests	88	89

Total equity	6,840	6,724

Total liabilities and equity	$15,699	$15,497

Table D

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in millions)

	First Quarter Ended
	March 30, 2012	April 1, 2011
Operating activities
Net income	$203	$207
Depreciation of property, plant and equipment	43	42
Amortization of intangibles and other assets	16	17
Deferred income tax provision	20	26
Stock-based employee compensation expense	17	15
Contributions to employee saving plans in L-3 Holdings’ common stock	38	40
Amortization of pension and postretirement benefit plans net loss and prior service cost	17	13
Amortization of bond discounts (included in interest expense)	1	2
Amortization of deferred debt issue costs (included in interest expense)	2	2
Non-cash portion of debt retirement charge	—	5
Other non-cash items	—	2
Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	(6)	38
Contracts in process	(156)	(159)
Inventories	(31)	(32)
Accounts payable, trade	102	116
Accrued employment costs	(15)	(27)
Accrued expenses	(112)	(32)
Advance payments and billings in excess of costs incurred	10	(33)
Income taxes	62	44
Excess income tax benefits related to share-based payment arrangements	(1)	(1)
Other current liabilities	(16)	(4)
Pension and postretirement benefits	(30)	(35)
All other operating activities	(27)	(26)

Net cash from operating activities	137	220

Investing activities
Business acquisitions, net of cash acquired	(205)	—
Capital expenditures	(27)	(35)
Dispositions of property, plant and equipment	—	1
Other investing activities	(2)	—

Net cash used in investing activities	(234)	(34)

Financing activities
Proceeds from sale of senior notes	—	646
Redemption of senior subordinated notes	—	(650)
Redemption of CODES	—	(11)
Borrowings under revolving credit facility	16	81
Repayment of borrowings under revolving credit facility	(16)	(81)
Common stock repurchased	(138)	(205)
Dividends paid on L-3 Holdings’ common stock	(49)	(49)
Proceeds from exercises of stock options	6	7
Proceeds from employee stock purchase plan	12	13
Debt issue costs	(6)	(6)
Excess income tax benefits related to share-based payment arrangements	1	1
Other financing activities	(5)	(3)

Net cash used in financing activities	(179)	(257)

Effect of foreign currency exchange rate changes on cash and cash equivalents	5	12

Net decrease in cash and cash equivalents	(271)	(59)
Cash and cash equivalents, beginning of the period	764	607

Cash and cash equivalents, end of the period	$493	$548

Table E

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL SEGMENT DATA

FOR THE YEAR ENDED DECEMBER 31, 2011

	Previous Presentation	Reclassifications	Revised Presentation
Net sales:

C3ISR	$3,568.2	$(88.2)	$3,480.0
Government Services	3,621.4	—	3,621.4
AM&M	2,439.5	—	2,439.5
Electronic Systems	5,539.6	88.2	5,627.8

Consolidated	$15,168.7	$—	$15,168.7

Operating Income:

C3ISR	$409.1	$(10.0)	$399.1
Government Services	279.8	—	279.8
AM&M	231.8	—	231.8
Electronic Systems	719.9	10.0	729.9

Consolidated	$1,640.6	$—	$1,640.6

Operating margin:

C3ISR	11.5%		11.5%
Government Services	7.7%		7.7%
AM&M	9.5%		9.5%
Electronic Systems	13.0%		13.0%
Consolidated	10.8%		10.8%

Table F

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL SEGMENT DATA

FOR THE QUARTERLY PERIODS ENDED APRIL 1, JULY 1,

SEPTEMBER 30, AND DECEMBER 31, 2011

(in millions)

	Previous Presentation				Reclassifications				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales:

C3ISR	$785.6	$844.4	$892.2	$1,046.0	$(19.3)	$(18.9)	$(17.3)	$(32.7)	$766.3	$825.5	$874.9	$1,013.3
Government Services	946.8	938.3	904.1	832.2	—	—	—	—	946.8	938.3	904.1	832.2
AM&M	592.9	609.8	622.7	614.1	—	—	—	—	592.9	609.8	622.7	614.1
Electronic Systems	1,276.1	1,372.7	1,368.5	1,522.3	19.3	18.9	17.3	32.7	1,295.4	1,391.6	1,385.8	1,555.0

Consolidated	$3,601.4	$3,765.2	$3,787.5	$4,014.6	$—	$—	$—	$—	$3,601.4	$3,765.2	$3,787.5	$4,014.6

Operating Income:

C3ISR	$89.5	$95.5	$103.5	$120.6	$2.9	$(1.0)	$(2.1)	$(9.8)	$92.4	$94.5	$101.4	$110.8
Government Services	71.0	70.4	74.3	64.1	—	—	—	—	71.0	70.4	74.3	64.1
AM&M	66.0	56.0	61.5	48.3	—	—	—	—	66.0	56.0	61.5	48.3
Electronic Systems	163.1	182.4	166.9	207.5	(2.9)	1.0	2.1	9.8	160.2	183.4	169.0	217.3

Consolidated	$389.6	$404.3	$406.2	$440.5	$—	$—	$—	$—	$389.6	$404.3	$406.2	$440.5

Operating Margin:

C3ISR	11.4%	11.3%	11.6%	11.5%					12.1%	11.4%	11.6%	10.9%
Government Services	7.5%	7.5%	8.2%	7.7%					7.5%	7.5%	8.2%	7.7%
AM&M	11.1%	9.2%	9.9%	7.9%					11.1%	9.2%	9.9%	7.9%
Electronic Systems	12.8%	13.3%	12.2%	13.6%					12.4%	13.2%	12.2%	14.0%
Consolidated	10.8%	10.7%	10.7%	11.0%					10.8%	10.7%	10.7%	11.0%